Exhibit 4.2
AMENDMENT
September 1992 NOTE AGREEMENT
     Amendment (this “Amendment”), dated as of September 16, 2005, to the Note Agreement, dated as of September 21, 1992 (the “Existing Agreement”) and, as amended by this Amendment and as may be further amended from time to time, (the “Agreements”) by and among Piedmont Natural Gas Company, Inc. (the “Company”) and Provident Life and Accident Insurance Company (“Provident”), pursuant to which the Company issued its U.S. $35,000,000 aggregate principal amount of 8.51% Senior Note due September 30, 2017 (the “Note”) to Provident.
     Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreements.
RECITALS:
          A. The Company has been and remains in full compliance with the terms and conditions of the Existing Agreement and the Note and no Default or Event of Default has occurred or is continuing.
          B. The Company is exploring an opportunity in entering into a joint venture thru one of its Subsidiaries that is a limited liability company.
          C. The Company desires to amend the definition of Subsidiary contained in the Existing Agreement to include a limited liability company.
          NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and agreed, the parties hereto agree as follows:
SECTION 1. AMENDMENT TO NOTE AGREEMENT
     The existing Agreement shall be and is hereby amended as follows:
     1.1 Section 10. Definitions of the Existing Agreement shall be and the same is hereby amended by modifying the following definition of Subsidiary contained therein, and such term shall be and hereby is amended to read in it entirety as follows:
          “Subsidiary” shall mean any corporation or limited liability company at least a majority of the total combined voting power of all classes of Voting Stock or membership interest of which shall, at the time as of which any determination is being made, be owned by the Company either directly or through Subsidiaries.

SECTION 2. WARRANTIES AND REPRESENTATIONS
          To induce Provident to enter into this Amendment and to consent to the amendment set forth herein, the Company warrants and represents, on the date of this Amendment, as follows (it being agreed, however, that nothing in this Section 2 shall affect any of the warranties and representations previously made by the Company in or pursuant to the Existing Agreement, and that all of such other warranties and representations, as well as the warranties and representations in this Section 2, shall survive the effectiveness of this Amendment and the amendments as set forth herein):
     2.1 Organization; Power and Authority.
     The Company is a public company duly incorporated and validly existing under the laws of North Carolina and is duly qualified as a corporation and is in good standing in each other jurisdiction in which such qualifications required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect. The Company has the corporate power and authority to own its properties and to conduct its business and to execute and deliver this Amendment and the Agreements as amended by this Amendment.
     2.2 Authorization, etc. This Amendment and the Agreements as amended by this Amendment have been duly authorized by all necessary corporate action on the part of the Company.
SECTION 3. MISCELLANEOUS
     3.1 Except as hereinabove specifically amended, all other provisions of the Existing Agreement shall remain in full force and effect.
     3.2 THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NORTH CAROLINA.
     3.3 This Amendment and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
     3.4 This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Amendment to produce or account for more than one of such counterparts.

     IN WITNESS WHEREOF the parties hereto have executed and delivered this Amendment as of the date first set forth above.

PIEDMONT NATURAL GAS COMPANY, INC.

By:	/s/ Robert O. Pritchard
Name: Robert O. Pritchard
Title: Treasurer

PROVIDENT LIFE AND ACCIDENT INSURANCE COMPANY By: Provident Investment Management, LLC Its: Agent

By:	/s/ Ben Vance
Name: Ben Vance
Title: Vice President

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